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                                                                    Exhibit 99.6


      Special Notice to Holders of Common Stock of Transmedia Network Inc.
                  Whose Addresses are outside the United States



Dear Stockholder:


         Enclosed you will find materials relating to the offering (the "Rights Offering") by Transmedia Network, Inc. ("Transmedia") to holders of record of its common stock as of the close of business October 6, 1999 (the "Record Date") of non-transferable rights ("Rights") to purchase shares of a new series of convertible preferred stock, $.10 par value per share (the "Series A Preferred Shares"). You will receive one Right for every 3.218 shares of common stock held on the Record Date. Each Right will entitle you to subscribe for and purchase from Transmedia one Series A Preferred Share (the "Basic Subscription Privilege") at a subscription price of $2.41 per share (the "Subscription Price"). If you exercise all of your Rights, you will also have the right to subscribe for, at the Subscription Price, additional Series A Preferred Shares that have not been purchased by other holders of Rights pursuant to their Basic Subscription Privileges (the "Oversubscription Privilege").

          If you wish to exercise any or all of these Rights, you must so instruct American Stock Transfer and Trust Company, the Subscription Agent, by completing, executing and returning to the Subscription Agent the International Holder Subscription Form on the reverse side of this letter by 5:00 p.m., Eastern Standard Time in the United States, on October 22, 1999 unless extended by Transmedia (the "Expiration Time"). Rights not exercised by such time will expire without value.








         ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT, AT (800) 937-5449.


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                     INTERNATIONAL HOLDER SUBSCRIPTION FORM

         The undersigned acknowledge(s) receipt of the special notice and the enclosed materials referred to therein relating to the offering of non-transferable rights ("Rights") to purchase Series A Preferred Shares, $.10 par value per share (the "Series A Preferred Shares"), of Transmedia Network Inc.

         This will instruct you whether I wish to exercise Rights to purchase the Series A Preferred Shares distributed with respect to my shares of common stock pursuant to the terms and subject to the conditions set forth in the Prospectus and the related instructions as to Use of Subscription Certificates.

1. I do NOT wish to exercise rights for Series A Preferred Shares.

2. I wish to EXERCISE RIGHTS for Series A Preferred Shares as set forth below:

   Basic Subscription:__________________  x $2.41 per share = $_________________
                      (number of shares)

   Oversubscription Privilege:_________________ x $2.41 per share = $___________
                             (number of shares)

                  Total Payment Required =  $___________________________________

                  Payment in the following amount is enclosed:  $_______________

                  Method of Payment (check one):

         o Uncertified Check. (Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, registered holders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date, and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.)

         o Certified Check or Bank Check drawn on a U.S. bank or Money Order payable to [American Stock Transfer and Trust Company]

         o Wire transfer directed to American Stock Transfer and Trust Company. (Call (800) 937-5449 for wire instructions).

         If the amount enclosed or transmitted is not sufficient to pay the Subscription Price for all Series A Preferred Shares that are stated to be subscribed for, or if the number of Series A Preferred Shares being subscribed for is not specified, the number of Series A Preferred Shares subscribed for will be assumed to be the maximum number that could be subscribed for upon payment of such amount. If the amount enclosed or transmitted exceeds the aggregate Subscription Price for all Series A Preferred Shares that the undersigned has the right to purchase pursuant to the Basic Subscription and/or the Oversubscription Subscription Privilege (the "Subscription Excess"), the Subscription Agent shall return the Subscription Excess to the subscriber without interest or deduction.





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         Please mail or deliver check or money order or wire transfer payable to
American Stock Transfer and Trust Company for the aggregate Subscription Price due to the Subscription Agent at the address below:

                   By Hand, Regular Mail or Overnight Courier:
                    American Stock Transfer and Trust Company
                            Reorganization Department
                                 40 Wall Street
                               New York, NY 10005

         If you have any questions, call: American Stock Transfer and Trust Company at (800) 937-5449.


----------------------------
(Signatures)


Please type or print name(s) below


__________________________________        Date:__________________________, 1999